United Security Bancshares –

Response to Written Agreement Announcement

Yesterday we reported United Security Bancshares (the "Company") and its wholly owned subsidiary, United Security Bank (the "Bank"), entered into a written agreement with the Federal Reserve Bank of San Francisco. Refer to our 8K at www.sec.gov.

Yesterday and today various news media are reporting their interpretations of the information. We are providing this report to enhance the understanding of the matter for all interested parties.

The written agreement is the result of an examination in June 2009, about 9 months ago. The written agreement is a procedural matter regulators employ when certain conditions warrant and represents a mutual understanding between the Company and the Federal Reserve. Written agreements attempt to be all inclusive by addressing the major financial components pertinent to banking even if those components were not criticized. Capital, Asset Quality, Management, Earnings and Liquidity are all typically addressed in agreements. Agreements help ensure a clear understanding between management and regulators for addressing the deficiencies. The primary condition at the Bank in June 2009 warranting the procedure for a written agreement was the level of nonperforming assets.

1.	Nonperforming assets (NPA’s) include:

a.	loans placed on nonaccrual due to the probability the borrower will be unable to pay all principal and interest

b.	loans 90 days past due and still accruing

c.	Foreclosed real estate

d.	Other nonperforming assets

Some of the Bank’s loans considered NPA’s are not delinquent but contain weaknesses we believe warrant NPA status.

2.	The written agreement includes a host of other components besides NPA’s, such as:

a.	submit an enhanced written plan to strengthen credit risk and other real estate owned

b.	maintain a sound process for determining, documenting, and recording an adequate allowance for loan and lease losses

c.	improve the management of the Bank's liquidity position and funds management policies

d.	improve the Bank’s earnings and overall condition

The written agreement contained no provisions to increase capital or impose other financial requirements and will not result in any change to financial results. We’ve been aware for several months a written agreement is likely and we’ve been working to complete the requirements an agreement may contain since that time. Most of the conditions have already been met and we anticipated completing the remaining components on timely basis. NPA’s, Capital, Earnings and Liquidity have all improved since the examination date. The task at hand is to continue this process until the matters contained in the written agreement are fully addressed.

We surmise the 9 month delay for issuing the agreement is partly due to the sheer number of similar agreements being issued at the present time as required by regulatory protocol. Estimates are at least 60% of the banks in the 12th Federal Reserve District have received similar agreements. The Twelfth Federal Reserve District includes the nine western states—Alaska, Arizona, California, Hawaii, Idaho, Nevada, Oregon, Utah, and Washington—Guam, American Samoa, and the Northern Mariana Islands.

Contact:

United Security Bancshares
Ken Donahue
Executive Vice President and
Chief Administrative Officer
(559) 248-4944